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                                                                  Exhibit 99a(8)

                    [State Auto Financial Corporation Logo]

                        STATE AUTO FINANCIAL CORPORATION

                               SEPTEMBER 12, 2003

TO THE SHAREHOLDERS OF STATE AUTO FINANCIAL CORPORATION

Dear Fellow Shareholders:

     To comply with federal law, your company, State Auto Financial Corporation ("State Auto Financial" or the "Company"), was required to send you a document entitled "Offer to Purchase 8,000,000 Shares of Common Stock," together with other documents dated September 5, 2003 (the "Tender Offer"). These documents originated with and were mailed at the demand of Gregory M. Shepard ("Shepard"), through his wholly owned company, STFC Acquisition Corporation ("Shepard's Company").

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE TENDER OFFER AND NOT TENDER YOUR SHARES TO SHEPARD'S COMPANY PURSUANT TO THE TENDER OFFER.

     Your Board of Directors' reasons for rejecting the Tender Offer are simple:

     - Shepard and Shepard's Company have no financing for the Tender Offer and have disclosed no prospect for obtaining financing. If you tender your shares, there is no reason to believe Shepard's Company will have the ability to purchase your shares.

     - Shepard insists on being given control of State Automobile Mutual Insurance Company ("State Auto Mutual"), the Company's 66.9% shareholder, and State Auto Mutual's subsidiaries before the Tender Offer is completed. State Auto Mutual has refused to give him control.

     - This so-called Tender Offer is illusory -- please don't be fooled.

     Please see the attachment for additional information regarding the background and reasons for your Board's recommendation.

     If you have questions, you may contact Georgeson Shareholder Communications Inc. at 1-888-679-2865 toll free

     We greatly appreciate your continued support and encouragement. Thank you.

                                          STATE AUTO FINANCIAL CORPORATION

                                          /s/ Robert H. Moone
                                          --------------------------------------
                                          Robert H. Moone
                                          President and Chief Executive Officer
                                          State Auto Financial Corporation

                                    CAUTION!

     Please do not be confused with the similarity in names. Shepard's Company, STFC Acquisition Corporation is NOT an affiliate of State Auto Financial Corporation or its parent, State Automobile Mutual Insurance Company. The Tender Offer materials you received are NOT from State Auto Financial. State Auto Financial is NOT making an offer to buy your shares of State Auto Financial. The Tender Offer is being made by Gregory M. Shepard, through his wholly owned corporation, STFC Acquisition Corporation.
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BACKGROUND

     Following receipt by the Company on August 21, 2003, of Shepard's announcement of the Tender Offer, the Company's Board of Directors, at a special meeting held on August 22, 2003, formed a special committee of independent non-management directors (the "Company Special Committee"). The Board of Directors charged the Company Special Committee with, among other things, evaluating and assessing the terms of the Tender Offer and recommending to the Board of Directors the position that the Company should take in respect of the Tender Offer.

KEY CONDITIONS TO THE TENDER OFFER CANNOT BE MET

     The terms of the Tender Offer require State Automobile Mutual Insurance Company ("State Auto Mutual"), which owns approximately 66.9% of the Company's Shares, or its board of directors to take or refrain from taking certain actions as conditions to Shepard and Shepard's Company consummating the Tender Offer. Certain of these conditions (the "Essential Conditions") require:

     - State Auto Mutual transferring control of State Auto Mutual and the Company to Shepard and Shepard's Company, including giving Shepard and Shepard's Company the right to designate a majority of the members of the board of directors and each board committee of State Auto Mutual and its affiliates, including State Auto Financial.

     - State Auto Mutual financing the Tender Offer by borrowing through issuance of surplus notes in amounts and upon terms and conditions determined by Shepard and Shepard's Company in their sole discretion; and

     - State Auto Mutual giving all other approvals and consents required to consummate the Proposed Transaction upon terms and conditions determined by Shepard and Shepard's Company in their sole discretion.

     Following a review of the Tender Offer by a special committee of independent non-management directors of the State Auto Mutual board, the State Auto Mutual board unanimously determined:

     - To oppose and reject the Tender Offer because it is not in the best interests of State Auto Mutual, its policyholders and other constituencies;

     - To decline and refuse to turn over control of State Auto Mutual and its affiliates, including the Company, to Shepard because such transfer of control would not be in the best interests of State Auto Mutual, its policyholders and other constituencies;

     - To decline and refuse to issue surplus notes or to provide other financing to Shepard or Shepard's Company (Shepard and Shepard's Company intend to have State Auto Mutual borrow at least $256 million to finance the Tender Offer); and

     - To vote State Auto Mutual's shares of the Company (66.9% of the Company's outstanding common shares) against approval of the Tender Offer if submitted to a vote of the Company's shareholders.

     In addition, State Auto Mutual's Special Committee found, among other things, that:

     - Shepard's business and management objectives and practices, which include engaging in proposals similar to those he has made with respect to State Auto Mutual and its affiliates, are incompatible with the business ethics, values, goals and philosophies of State Auto Mutual and are not in the best interests of State Auto Mutual and its constituencies; and

     - Based on Shepard's prior business dealings, the performance of his other businesses and his past pattern of behavior in similar circumstances, and also based on the conclusion of the State Auto Mutual Special Committee and its experts that Shepard provides little or no additional value or resources to the Company, State Auto Mutual should not enter into discussions with Mr. Shepard regarding his proposals.

RECOMMENDATION

     At its September 1, 2003, meeting, the Company Special Committee unanimously determined the Tender Offer is impossible to complete because each of the Essential Conditions cannot be met and the Tender Offer is
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illusory. Therefore, the Company Special Committee unanimously recommended to your Board of Directors that the Board, in turn, recommend that you, the Shareholders, reject the Tender Offer, once commenced, and not tender your Shares to Shepard's Company pursuant to the Tender Offer.

     At a meeting later the same day, your Board of Directors received and concurred with the recommendation of the Company Special Committee.

     ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE TENDER OFFER AND NOT TENDER YOUR SHARES TO SHEPARD'S COMPANY PURSUANT TO THE TENDER OFFER.

     The enclosed Amended Schedule 14D-9 contains a detailed description of the reasons for your Board of Directors' recommendation and the factors considered by the Board. We urge you to read the Schedule 14D-9 carefully so that you will be fully informed before you make any decision regarding the Tender Offer.

     BE CAREFUL TO UNDERSTAND YOUR WITHDRAWAL RIGHTS BEFORE TENDERING YOUR SHARES. SEE SECTION 4 OF THE TENDER OFFER. YOU HAVE A RIGHT TO WITHDRAW YOUR SHARES AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE TENDER OFFER, BUT YOU WILL HAVE TO FOLLOW THE PROCEDURES SET FORTH IN SECTION 4.

     IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN WITHDRAWING SHARES YOU HAVE TENDERED, YOU MAY CONTACT GEORGESON SHAREHOLDER COMMUNICATIONS INC. AT 1-888-679-2865 TOLL FREE.